Exhibit 99

             Artesyn Reports Third Quarter 2004 Financial Results

    * Revenues grew 22% over third quarter 2003 to $107.0 million
    * Fourth consecutive quarter of profitability and earnings growth
    * Third quarter net income and EPS at $3.6 million and $0.09 per share

    BOCA RATON, Fla., Oct. 21 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN) today reported financial results for the third quarter ended September 24, 2004.

    Sales for the third quarter of 2004 grew 22% to $107.0 million compared to $88.0 million for the same period in 2003. Net income for the third quarter of 2004 was $3.6 million, or $0.09 per share, compared to a loss of $5.2 million, or ($0.14) per share in the third quarter of 2003.

    Total orders received during the third quarter of 2004 were $101.9 million, yielding a book-to-bill ratio of 0.95, which is in line with our typical range of 0.9 to 1.1. Backlog at the end of the third quarter was $92.0 million with approximately 97% shippable during the fourth quarter of 2004. During the third quarter, Artesyn had 15 major design wins that the Company estimates will realize more than $106 million in lifetime revenues. Total design wins for the quarter are expected to generate $129 million in lifetime sales.

    Sales for the first nine months of 2004 grew 20% to $309.0 million compared to $257.5 million for the first nine months of 2003. Net income for the first nine months of 2004 was $8.6 million, or $0.22 per share, compared to a net loss of $16.9 million, or ($0.44) per share for the same period in 2003.

    Commenting on the third quarter financial results, Joseph O'Donnell, Artesyn's Chief Executive Officer, stated, "Artesyn has reported a year over year increase in quarterly revenue for five consecutive quarters, consistent with improving market trends in communications and IT. Demand improved from customers in both wireless infrastructure and server/storage markets, including our embedded board products and DC/DC power supplies. Gross margin of 25.8% reflects favorable manufacturing variances and positive sales mix."

    Mr. O'Donnell continued, "In January, we communicated to investors that Artesyn would end the year with revenue growth in the 15-20% range, maintain steady gross margin improvement and continue solid earnings growth. Reflecting upon third quarter results, it is clear that we are meeting these goals and are well on our way to achieving our 2004 objectives. Above market growth is being achieved as a result of our strong customer relationships, innovation in applying new technologies and improving operating efficiencies. It is also evident when comparing Artesyn's year-to-date results to our principal competitors, we are continuing to gain market share."

    Discussing technology investments, Mr. O'Donnell added, "As a preferred supplier to our blue chip customers, close engineering relationships have been developed that help us focus our R&D efforts toward new products and architectures that effectively address customers' needs. This has led Artesyn to more recently invest in open system architectures in both of our business segments. During the year, we initiated AdvancedTCA(R) (Advanced Telecom Computing Architecture) development for our embedded board division, and most recently we have announced a new digital protocol for power system control with seven industry leaders including Emerson Network Power and Texas Instruments. This protocol is an important first step in the effort to drive industry wide standardization of on-board power management.

    "Otherwise known as 'Power Management Bus' or 'PMBus,' this new protocol addresses customers' desire for open standards. When this new protocol is complete and adopted, the customer will be able to control all compliant point-of-load converters using the same set of commands, without the need for proprietary silicon. PMBus will be completed before year-end with products to follow by mid-2005. Total R&D spending is still estimated at about $42 million for the year.

    "We ended the quarter with $98.1 million in cash, while investing
$7.6 million in capital equipment. Overall, we are pleased with the results for the third quarter, our ninth quarter of meeting Wall Street's expectations," concluded Mr. O'Donnell.

    Conference Call Information

    A conference call will be held at 8:30 a.m. Eastern Time on today's date to discuss the information in this release. Investors may listen by either calling 800-711-4000 or over the Internet at http://www.artesyn.com. The webcast will be available for replay immediately following the conference call. For further information on the call, please call the Company at 561-451-1000.

    About Artesyn Technologies, Inc.

    Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and single-board computing solutions for infrastructure applications in telecommunications and data-communications systems. Our products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company's web site at http://www.artesyn.com .

    Use of Non-GAAP Financial Measures

    To supplement the Company's financial statements presented on a GAAP basis, Artesyn uses non-GAAP financial measures to give the reader a clearer picture of Artesyn's current operating performance from management's perspective. These non-GAAP financial measures include EBITDA. This measure is not recognized for US GAAP financial statement presentation and, as required, reconciliations to GAAP are provided after the written portion of this release.

    Cautionary Statement About Forward-Looking Statements

    This release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. These risks and uncertainties are identified within Artesyn's periodic filings with the United States Securities and Exchange Commission, specifically the most recent reports on Form 10-K, filed on March 10, 2004, Forms 10-Q, 8-K and other filings. Some of these risk factors include, but are not limited to, fluctuations in end-market demand, risks associated with consolidating our global manufacturing operations and production in foreign locations, ability to meet increasing technology demands, market acceptance of existing and new products, dependence on a relatively small number of customers, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products uncompetitive or obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review such filings, which are readily available at no charge on a number of commercial web sites including http://www.sec.gov and at http://www.freeEDGAR.com.

                          Artesyn Technologies, Inc.
                             Financial Highlights
                     (In Thousands Except per Share Data)
                                 (Unaudited)

                                   Thirteen Weeks        Thirty-Nine Weeks
                                        Ended                  Ended
                                 Sept 24,   Sept 26,   Sept 24,     Sept 26,
                                   2004       2003       2004         2003

    Orders                      $101,935    $84,122    $314,330     $263,897

    Sales
      Power Conversion            86,696     75,890     258,052      227,020
      Communications
       Products                   20,317     12,145      50,971       30,514
          Total                  107,013     88,035     309,023      257,534

    Operating income (loss)        5,452     (1,664)     14,638      (12,290)
    Depreciation and
      amortization                 5,519      5,540      16,549       17,496
    EBITDA                        10,971      3,876      31,186        5,206
    Net Income (Loss)             $3,609    $(5,244)     $8,604     $(16,858)

    Diluted Earnings (Loss)
     Per Share                     $0.09     $(0.14)      $0.22       $(0.44)

                          Artesyn Technologies, Inc.
               Condensed Consolidated Statements of Operations
                     (In Thousands Except per Share Data)
                                 (Unaudited)

                                Thirteen Weeks Ended   Thirty-Nine Weeks Ended
                                 Sept 24,    Sept 26,   Sept 24,    Sept 26,
                                   2004        2003       2004        2003

    Sales                        $107,013     $88,035   $309,023    $257,534
    Cost of Sales                  79,379      69,798    230,443     210,560
          Gross Profit             27,634      18,237     78,580      46,974

    Operating Expenses
        Selling, general and
         administrative            11,486       9,843     33,173      28,830
        Research and development   10,696       8,625     30,769      25,397
         Restructuring and other
          charges                      --       1,433         --       5,037
           Total Operating
            Expenses               22,182      19,901     63,942      59,264
    Operating Income (Loss)         5,452      (1,664)    14,638     (12,290)

    Debt Extinguishment Expense        --      (3,095)        --      (3,723)
    Interest Expense, net          (1,166)     (1,207)    (3,692)     (3,168)

    Income (Loss) Before Income
     Taxes                          4,286      (5,966)    10,946     (19,181)
    Provision (Benefit) for
     Income Taxes                     677        (722)     2,342      (2,323)

    Net Income (Loss)              $3,609     $(5,244)    $8,604    $(16,858)

    Net Income (Loss) Per Share
        -Basic                      $0.09      $(0.14)     $0.22      $(0.44)
        -Diluted                    $0.09      $(0.14)     $0.22      $(0.44)

    Weighted Average Common and
     Common Equivalent Shares
     Outstanding
        -Basic                     39,210      38,709     39,029      38,542
        -Diluted                   51,064      38,709     39,890      38,542
                          Artesyn Technologies, Inc.
                    Condensed Consolidated Balance Sheets
                                (In Thousands)

                                                   Sept 24,       December 26,
                                                     2004             2003
                                                  (Unaudited)
    ASSETS
    Current Assets
        Cash and equivalents                        $98,121          $94,215
        Accounts receivable, net                     59,039           54,196
        Inventories, net                             52,447           44,047
        Prepaid expenses and other
         current assets                               1,938            2,753
        Deferred income taxes, net                   11,526           11,526
            Total current assets                    223,071          206,737

    Property, Plant & Equipment, Net                 66,468           64,210

    Other Assets
        Goodwill                                     21,051           20,806
        Deferred income taxes, net                    2,156           19,211
        Other assets                                 18,655            5,712
            Total other assets                       41,862           45,729

                Total Assets                       $331,401         $316,676

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current Liabilities
        Accounts payable                            $54,130          $47,994
        Accrued and other current liabilities        50,843           49,224
            Total current liabilities               104,973           97,218

    Long-Term Liabilities
       Convertible subordinated debt                 90,000           90,000
       Other long-term liabilities                   10,815           15,421
            Total long-term liabilities             100,815          105,421

            Total liabilities                       205,788          202,639

    Shareholders' Equity                            125,613          114,037

        Total Liabilities and Shareholders'
         Equity                                    $331,401         $316,676

SOURCE  Artesyn Technologies, Inc.
    -0-                  10/21/2004
    /CONTACT: Richard Thompson, Chief Financial Officer, +1-561-451-1000, or Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn/
    /Web site:  http://www.artesyn.com/
    (ATSN)

CO:  Artesyn Technologies, Inc.
ST:  Florida, New York
IN:  CPR STW TLS
SU:  ERN ERP CCA